(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 218 to the Registration Statement (Form N-1A, No. 811-07428) for Voya Global Bond Fund, Voya Global Corporate Leaders® 100 Fund, Voya Global Equity Dividend Fund, Voya Global High Dividend Low Volatility Fund, Voya International High Dividend Low Volatility Fund, Voya Multi-Manager Emerging Markets Equity Fund, Voya Multi-Manager International Equity Fund, Voya Multi-Manager International Factors Fund, Voya Multi-Manager International Small Cap Fund, Voya Russia Fund, Voya Global Diversified Payment Fund, Voya Diversified Emerging Markets Debt Fund, and Voya Global Perspectives® Fund.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 24, 2020